Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

PWeR™ Platform Available to Increase Provider Reimbursements
from Medicare

WELLINGTON, Fla. (January 27, 2009) - The Quantum Group, Inc. (NYSE Alternext US: QGP) (www.QuantumMD.com) announced today that PWeR™ (Personal Wellness electronic Record), the healthcare information platform developed by the Company, may be used by healthcare providers to apply for eligibility to receive a bonus from Medicare through the e-prescriptions function within the platform.

This month Medicare began the 2009 e-Prescribing Incentive Program.  The program specifies, “Eligible professionals who successfully report the e-prescribing measure in 2009 may be eligible to receive an incentive payment equal to 2% of all their Medicare Part B (Fee-for-Service, or FFS) allowed charges for services furnished during the reporting period.”

Noel J. Guillama, Quantum President & CEO commented, “One of the areas of greatest concern for healthcare providers is diminishing reimbursements.  This new CMS/Medicare program offers the opportunity to increase their reimbursement by leveraging technology, a measure which is clearly in line with the national priority to reform healthcare, reduce costs and save lives. We believe PWeR can help with the achievement of those national goals, and can enable our providers to take advantage of this new program right now.” Guillama continued, “According to government studies, e-Prescribing has been shown to reduce prescription errors and to cut costs for consumers and healthcare providers.  We are pleased to offer this revenue enhancing and quality improvement opportunity to our network of providers and prospective users throughout the industry.”

Pete Martinez, Quantum Senior Vice President and Chief Technology & Innovations Officer added, “We believe PWeR is a 21st Century model for healthcare leveraging the existing structures for managed care with a lower cost, more effective platform integrated with services supported by world-class technology. We consider this to be in line with the transformational

‘change’ and initiatives President Obama seeks for our Country. Within our platform we make use of critical technologies such as electronic medical records with personalization, security and privacy. This innovation creates an integrated means to drive the cost reductions, efficiencies and quality levels unprecedented in healthcare.”

According to recent industry reports, the e-prescribing bonus program could represent an additional $1,700 to $3,500 per healthcare provider per year.  Additionally, the e-prescribing incentive for 2011-2012 will be 1% and 0.5% for 2013.  CMS plans to penalize providers who do not utilize e-prescriptions with Medicare reimbursements reduced by 1% beginning in 2012, 1.5% in 2013 and 2% in 2014.

Martinez further noted, “The opportunity to realize the greatest reimbursements is right now.  e-Prescriptions is just one of the many features and functions of PWeR.  As new opportunities for transformation of this industry present themselves, we believe PWeR will help our providers to maximize their benefits.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com